Exhibit 10.1


[Millennium logo]

Millennium Pharmaceuticals, Inc.
40 Landsdowne Street
Cambridge, Massachusetts 02139
www.millennium.com

June 21, 2005

By Federal Express

Deborah Dunsire, M.D.
15 Meadow Brook Road
Randolph, NJ  07869

Dear Deborah,

On behalf of the Board of Directors of Millennium Pharmaceuticals, Inc. (the "Company"), we are pleased to offer you the position of President and Chief Executive Officer, reporting to the Board of Directors (the "Board"). Effective upon your acceptance of this offer you will also be elected to serve as a member of the Board.

1. EFFECTIVE DATE: The effective date ("Effective Date") of your full-time employment with the Company will commence on or before August 1, 2005.

2. SALARY: Your base salary will initially be $800,000 per annum. Your salary will be paid periodically in accordance with the Company's payroll procedures. In addition, in accordance with the Company's compensation practices, you will receive, approximately annually, a salary review which will be based on your performance, the Company's performance and such other factors as may be determined by the Board.

3. SUCCESS SHARING: You will be eligible to participate in the 2005 Millennium Success Sharing cash bonus program and in future year's programs, which includes a fixed percentage of salary target for each position.
     Bonus payments will be made to eligible and active employees in March of 2006 for the 2005 Success Sharing Plan. The funding of the overall plan is based on the Company meeting overall goals established at the beginning of each calendar year. In the event of Company performance below or above target, your actual bonus payment may vary. Your individual bonus payment will also vary based on your individual performance. The target for your position as President and Chief Executive Officer will be 80% of your annual salary, prorated based on service during the calendar year. The Board will work with you to establish your individual goals.

4. BENEFITS: You and your dependents will be eligible for the Company's standard medical, dental, life insurance, disability benefits and
     Section 125 cafeteria plan. You will also be eligible to participate in the Company's 401(k) and Employee Stock Purchase plans. The Company's standard vacation policy provides for vacation accrual at the rate of 1.66 days per month of full-time employment; the Board recognizes that based on your position, you will take vacation commensurate with your schedule and your family's needs. Standard paid holidays will be observed. Subsidized parking or public transportation benefits are also available. The Company, however, reserves the right to modify its employee benefit programs from time-to-time. The Board agrees to consider, in good faith, the adoption of an executive deferred compensation plan that is compliant with section 409A of the Internal Revenue Code ("Section 409A").

5. EQUITY COMPENSATION: (a) You will be granted stock options under the Company's 2000 Stock Incentive Plan (the "Stock Plan") exercisable for 450,000 shares of the Company's Common Stock. One third (1/3) of the total number of stock options will be granted on the Effective Date, and one third (1/3) will be granted on each of the last days of August and September, 2005. The exercise price of these stock options will be equal to the fair market value of the Company's Common Stock on the date of each grant. All options will vest as to one fourth (1/4) of the shares on the first anniversary of your commencement of full-time employment with the Company and as to one forty-eighth (1/48) of the shares monthly thereafter until all shares are vested (i.e., 100% vesting after the fourth anniversary of your employment commencement), provided that you remain employed by the Company. In the event of your death while employed by the Company, all options and other equity awards will vest immediately as to all shares, and the options will remain exercisable until the earlier of three years following your termination of employment, or ten years after the date of grant. In the event of termination of your employment for any reason (except as set forth in the preceding sentence and in Paragraph 15 below), vesting as to all shares shall cease; provided that if you are terminated by the Company other than for Justifiable Cause
     (as defined below) or voluntarily terminate your employment with Good Reason (as defined below), all options and other equity awards that would have vested within the one-year period following your termination will accelerate and immediately become fully vested. In such event, the period during which you may exercise all vested options (including any accelerated options) shall be extended until one year after the expiration of the Severance Period (as defined below), or until ten years after the date of grant, whichever is earlier. Provided that you remain employed by the Company, these stock options will be exercisable (as to the vested portion) for 10 years from the date of each grant. A complete description of the terms and conditions of these stock options are contained in the Company's 2000 Stock Incentive Plan (the "Stock Plan") or will be contained in your stock option grant forms. In the event of any inconsistency between this Agreement and the terms of such stock option grant forms, the terms of this Agreement shall prevail.

     (b) In addition to the stock options described above, 200,000 shares of restricted stock in the Company will be issued to you under the Stock Plan as part of your new hire grant, which shares will vest as follows, provided you remain employed by the Company:

         o 20% will vest on the second anniversary of your commencement of employment with the Company;
         o 30 % will vest on the third anniversary of the commencement of your employment;
         o 50% will vest on the fourth anniversary of the commencement of your employment.


     (c) For 2006 and future years, you will be eligible to participate in long-term incentive opportunities on a basis consistent with your status as the Company's highest ranking executive, your performance as President and Chief Executive Officer and the Company's performance.

6. BUY-OUT OF NOVARTIS STOCK: The Company agrees to pay you approximately $2,500,000 related to the unvested value of your Novartis stock options and restricted stock shares. Of this, $1,000,000 (taxable) will be paid to you in cash within two weeks of the start of your employment at the Company. The remaining value will be paid to you upon the Effective Date in the form of 200,000 shares of restricted stock in the Company. These shares will be issued to you under the Stock Plan and will vest as follows, provided you remain employed by the Company.

         o 20% will vest on the second anniversary of your commencement of employment with the Company;
         o 30 % will vest on the third anniversary of the commencement of your employment;
         o 50% will vest on the fourth anniversary of the commencement of your employment.

     In the event of your death or disability while employed by the Company, or if you are terminated by the Company other than for Justifiable Cause or voluntarily terminate your employment with Good Reason, all unvested restricted stock granted pursuant to this Paragraph 6 will immediately become fully vested. Except as set forth in the preceding sentence and in Paragraphs 5(a) above and 15 below, in the event of termination of your employment for any reason, all unvested restricted stock shall be forfeited.

7. RETIREMENT BENEFITS: On the Effective Date, the Company will credit $500,000 to a tax-deferred bookkeeping account (the "Account") maintained by the Company on your behalf. You will be entitled to direct the investment of such Account in a manner consistent with the investment opportunities provided under the Company's 401(k) program, as amended from time to time. The Account will be adjusted, on a daily basis, by the income, gain or loss (realized and unrealized) resulting from such investment. You will become 40% vested in the Account on the fourth anniversary of the Effective Date and will become vested in an additional 10% of the Account on each anniversary thereafter (i.e., 100% vesting after ten years), assuming in each case that you have remained employed with the Company. Six months following your termination of employment with the Company for any reason, you (or, in the event of your death, your designated beneficiary) will commence receiving ten annual installment payments equal to the vested portion of the Account (1/10, 1/9, 1/8, etc.), as adjusted to reflect the investment returns during such deferral period. You acknowledge that your rights to the Account will be no greater than those of a general unsecured creditor of the Company.

8. SIGNING BONUS: The Company will provide you with a one-time sign-on bonus in the amount of $300,000 (taxable) within two weeks of your start date. In the event of your voluntary resignation other than for Good Reason or termination for Justifiable Cause from the Company at any time prior to the first anniversary of such payment, you will be obligated to pay to the Company within sixty (60) days after such termination $200,000 of such sign-on bonus amount. In the event of your voluntary resignation other than for Good Reason or termination for Justifiable Cause from the Company at any time after the first anniversary but prior to the second anniversary of such payment, then you will be obligated to pay to the Company within sixty
    (60) days after such termination $100,000 of such sign-on bonus amount.

9. RELOCATION EXPENSES: Upon your acceptance of this offer, you are eligible for reimbursement of the following expenses associated with your relocation. Specific relocation information will follow from MSI, the Company's relocation company.

     - Reimbursement for expenses associated with direct-route transportation to Cambridge.
     - The cost of packing, moving, 120 days' temporary storage, and unloading of your household goods and effects using a certified carrier of the Company's choice.
     - Two house-hunting trips for the purpose of locating suitable housing.
     - The reasonable cost of temporary housing for up to 120 days upon your arrival in the Boston area or $10,000 (grossed up) lump sum if housing is not used.
     - Destination services provided by Corporate Real Estate Services, a division of Hunneman Coldwell Banker.
     - Closing costs (excluding points) on the purchase of a new home, up to 3% of the purchase price, if purchased within 12 months of your date of hire.
     - The Company will reimburse you for reasonable and customary closing costs, including real estate commission not to exceed 6%, legal and recording fees, title charges, transfer taxes, documentary stamps, etc., on the sale of your existing home.
     - The Company will provide a lump sum allowance of $10,000 (grossed up) to cover additional relocation related expenses. This sum will be paid to you by MSI once you submit a request for payment.
     - A dollar-based mortgage subsidy in the aggregate amount of $82,500 (taxable) to be paid over a period of four-years, to compensate you for mortgage and/or cost of living expense in the Boston area.

     Should you voluntarily resign other than for Good Reason or be terminated for Justifiable Cause from the Company within one year of relocating, upon request by the Company, you agree to return a prorata portion of all of the above relocation amounts received by you or paid on your behalf.

10. FINANCIAL COUNSELING/TAX PREPARATION/OUTPLACEMENT. You shall be entitled to receive up to $15,000 (grossed-up) in 2005 for financial counseling and tax preparation services. In addition, the Company will assist your spouse in obtaining suitable employment in the Boston area, including providing reasonable outplacement services, if necessary, for up to six months.

11. EMPLOYMENT ELIGIBILITY VERIFICATION: Please note that all persons employed in the United States are required to complete an Employment Eligibility Verification Form on the first day of employment and submit an original document or documents that establish identity and employment eligibility within three business days of employment. For your convenience, we are enclosing Form I-9 for your review. You will need to complete Section 1 and present original document(s) of your choice as listed on the reverse side of the form once you begin work. PLEASE NOTE: THE I-9 FORM AND VALID IDENTIFICATION ARE LEGAL REQUIREMENTS AND MUST BE SUBMITTED WITHIN 3 DAYS OF YOUR START DATE. IF YOU DO NOT SUBMIT THE REQUIRED DOCUMENTATION WITHIN THE 3-DAY TIME FRAME, BY LAW WE CANNOT ALLOW YOU TO CONTINUE TO WORK.

12. PROPRIETARY INFORMATION, NO CONFLICTS: As a condition of your employment, you agree to execute the enclosed Invention, Non-Disclosure and Non-Competition Agreement and to be bound by all of the provisions thereof. You hereby represent that you are not presently bound by any employment agreement, confidential or proprietary information agreement or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company.

13. MEDICAL SURVEILLANCE: As part of the Company's medical surveillance program, employees are required to have an initial physical, provided by an on-site registered Nurse Practitioner. You may refuse an exam if you sign a release, in which case you should so advise the nurse practitioner. Your initial examination will be scheduled to take place during the first week of your employment.

14.  SEVERANCE:

     (a) In the event that your employment is terminated (1) by the Company other than for Justifiable Cause or as a result of your disability (which for purposes of this Agreement shall mean that you qualify for long-term disability insurance under the Company's long-term disability coverage) or
     (2) by you for Good Reason, you shall be entitled to each of the following but only if you execute and allow to become binding a release of claims prepared by the Company:

         (i) A lump sum amount, payable within ten days following termination, equal to 0.5 times your base salary at your rate of pay in effect on the date of termination;

         (ii) a severance payment (the "Severance Payment") to be paid in periodic installments, consistent with the Company's payroll procedures as then in effect, beginning six months after your termination date and continuing for eighteen months thereafter, equal to the sum of the following: (A) a pro rata share of your target Success Sharing bonus for the period of your employment during the year in which termination occurred; and (B) the sum of
               1.5 times your base salary at your rate of pay in effect on the date of termination, plus 2 times your then current target bonus;

         (iii) as provided in Paragraph 5 above, all options (or other equity awards) that would have vested within the one-year period following your termination will accelerate and immediately become fully vested and all vested options (including such accelerated options) shall remain exercisable for one year after the conclusion of the Severance Period;

         (iv) continued participation under COBRA for 18 months in all medical and health plans at the same benefit level provided to you and funded by the Company on the date of termination of employment;

         (v) any accrued but unpaid amounts or benefits due under the Company's benefits plans then in effect, or to which you are entitled under applicable law;

         (vi) as used in this Agreement, "Severance Period" shall mean the period beginning on the day following your termination of employment and ending twenty-four months thereafter.

     (b) In the event your employment is terminated by the Company for Justifiable Cause or your disability or voluntarily by you without Good Reason, you shall be entitled only to any accrued but unpaid amounts or benefits due under the Company's benefits plans, or to which you are entitled under applicable law; and you shall not be eligible to receive any other severance pay or benefits.

         "Justifiable Cause" shall mean the occurrence of any of the following events: (i) your conviction of, or plea of NOLO CONTENDERE with respect to a felony or crime involving moral turpitude, (ii) your commission of an act of personal dishonesty or breach of fiduciary duty involving personal profit in connection with the Company, (iii) your commission of an act, or failure to act, which the Board shall reasonably have found to have involved willful misconduct or gross negligence on your part, in the conduct of your duties as an employee of the Company, (iv) habitual absenteeism, alcoholism or drug dependence on your part which interferes with the performance of your duties as an employee of the Company, (v) your willful and material failure or refusal to perform your services as an employee of the Company, (vi) any material breach by you to fulfill the terms and conditions under which you are employed by the Company, or (vii) your willful and material failure or refusal to carry out a direct, lawful written request of the Board. In the event that the Company terminates your employment for Justifiable Cause, the Company will provide you with a written statement of the basis for such termination and an opportunity to cure such acts (or failure to acts) if curable, and an opportunity to respond thereto at a special meeting of the Board held for such purpose. This provision and definition, as well as the definition of "Good Reason" below shall supersede any provision for or definition of "cause" or "good reason" in any option, stock, employment, confidentiality, non-competition or other document relating to your employment at the Company.

         "Good Reason" shall mean any action by the Company without your prior written consent which results in (i) any requirement by the Company that you perform your principal duties outside a radius of 50 miles from the Company's Cambridge location; (ii) any material diminution in your title, position, duties, responsibilities or authority, including your ceasing to serve as the Company's President and Chief Executive Officer or to serve as a member of the Board; (iii) any breach by the Company of any material provision contained herein not cured within thirty (30) days' of written notice thereof; (iv) a reduction in your base salary (unless such reduction is effected in connection with a general and proportionate reduction of salaries for all members of the management team) or any reduction of your target bonus amount to less than 80% of your annual salary; or (v) any acquisition, merger or Change of Control (as defined in the Stock Plan) involving the Company which results in your ceasing to serve as the Chief Executive Officer for the surviving entity and for all direct and indirect parent organizations thereof.

15. CHANGE OF CONTROL. In the event of a Change of Control (as defined in the Stock Plan), and if within one month prior to or twelve months following such Change of Control, your employment with the Company or its successor is terminated other than for Justifiable Cause or terminated by you for Good Reason, then pursuant to the Stock Plan, all of your outstanding unvested stock options, restricted stock, restricted stock units and other equity awards will immediately vest in full. Upon any such termination, the severance benefits described in the preceding paragraph shall also apply. In addition, in the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company, any of its affiliates (including any successor or acquiring entity), or one or more trusts established by the Company for the benefit of its employees, to you or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a "Payment") is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "EXCISE TAX"), you will be entitled to receive an additional payment (a "GROSS-UP PAYMENT") in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 15, if it shall be determined that you are entitled to a Gross-Up Payment, but that the Payment does not exceed 110% of the greatest amount that could be paid to you without giving rise to any Excise Tax (the "SAFE HARBOR AMOUNT"), then no Gross-Up Payment shall be made to you and the amounts payable under this Agreement shall be reduced so that the Payment, in the aggregate, is reduced to the Safe Harbor Amount. Any such reduction shall be applied first to the payments that you designate for that purpose.

Please indicate your acceptance of the foregoing by signing the enclosed copy of this letter and returning it by confidential fax and mail or courier to Linda Pine, 40 Landsdowne Street, Cambridge, MA 02139, Fax No. 617-621-0264 (please call 617-679-7226 before faxing) no later than the close of business on June 23, 2005. After that date, the offer will lapse.

Deborah, we are very enthusiastic about the prospect of you leading the Company to its next level of success and are highly confident that you will be an outstanding Chief Executive Officer.


Very truly yours,
MILLENNIUM PHARMACEUTICALS, INC.

/s/ MARK LEVIN

Mark Levin
Chairman of the Board


I agree to and accept the terms of this letter as of the date written above:


/s/ DEBORAH DUNSIRE                                 6-23-05
Deborah Dunsire                                     Date

cc:  Grant Heidrich